SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification  and Notice of  Termination  of  Registration  under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 33-15551
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                        POLARIS AIRCRAFT INCOME FUND IV,
                        A California Limited Partnership
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             (Exact name of registrant as specified in its charter)

     201  High  Ridge  Road,   Stamford,   Connecticut   06927  (203)   357-3776
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(Address,  including zip code,  and telephone  number,  including area code, of registrant's principal executive offices)

   DEPOSITORY UNITS REPRESENTING ASSIGNMENTS OF LIMITED PARTNERSHIP INTERESTS
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            (Title of each class of securities covered by this Form)

                                      NONE
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [  ]              Rule 12(h)-3(b)(1)(ii)    [  ]
   Rule 12g-4(a)(1)(ii)      [  ]              Rule 12(h)-3(b)(2)(i)     [  ]
   Rule 12g-4(a)(2)(i)       [  ]              Rule 12(h)-3(b)(2)(ii)    [  ]
   Rule 12g-4(a)(2)(ii)      [  ]              Rule 15d-6                [  ]
   Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:

NONE, FOLLOWING THE FILING OF THE REGISTRANT'S  CERTIFICATE OF CANCELLATION WITH
                       THE CALIFORNIA SECRETARY OF STATE.
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
POLARIS INVESTMENT MANAGEMENT CORPORATION, FORMERLY THE GENERAL PARTNER OF THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 10, 1999                               BY:   /s/ Eric M. Dull
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                                                        Eric M. Dull, President